Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of May 18, 2017 (this “Supplemental Indenture”), between United Parcel Service, Inc. (together with its successors and assigns, the “Company”), and The Bank of New York Mellon Trust Company N.A., as successor trustee (the “Trustee”) under that certain Indenture between the Company and Citibank, N.A. dated August 26, 2003 (as supplemented or amended, the “Indenture”).

WITNESSETH:

WHEREAS, the Company desires to amend the Indenture as provided herein;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder, provided that, if any change in this Supplemental Indenture affects in any material respect the interests of the Holders of any securities of any series issued prior to the date of this Supplemental Indenture and outstanding at the date of this Supplemental Indenture, such change shall become effective with respect to such securities only when no such securities of such series remain outstanding; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the parties hereto have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision hereof.

ARTICLE II

MODIFICATIONS TO INDENTURE

SECTION 2.1. The definition of “Depositary” in Section 1.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

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“DEPOSITARY” means, with respect to Securities of any series issuable in whole or in part in the form of one or more Global Securities, a clearing agency that is designated to act as Depositary for such Securities as contemplated by Section 3.01.

ARTICLE III

MISCELLANEOUS

SECTION 3.1. This Supplemental Indenture is executed by the Company and the Trustee pursuant to provisions of Section 9.01 of the Indenture and the terms and conditions hereof shall be deemed to be a part of the terms and conditions of the Indenture for any and all purposes.

SECTION 3.2. This Supplemental Indenture shall bind and inure to the benefit of the respective successors and assigns of the parties hereto.

SECTION 3.3. This Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute one and the same agreement.

SECTION 3.4. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities hereafter authenticated and delivered shall be bound hereby. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee, including but not limited to its right to be compensated, reimbursed and indemnified, shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth herein. The Trustee shall not be responsible in any manner whatsoever for and makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or in respect to recitals contained herein, which are made solely by the Company.

SECTION 3.5. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only, are not part of this Supplemental Indenture and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature page follows]

COMPANY:

UNITED PARCEL SERVICE, INC.

By:	/s/ Richard N. Peretz
Name:	Richard N. Peretz
Title:	Senior Vice President, Chief Financial Officer and Treasurer

TRUSTEE:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

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